Exhibit 19
ZOETIS INC. INSIDER TRADING AND PROTECTION OF
MATERIAL NONPUBLIC INFORMATION POLICY
1.Purpose and Scope. This Zoetis Inc. (“Zoetis”, the “Company,” “us”, “our”, or “we”) Insider Trading and Protection of Material Nonpublic Information Policy (the “Policy”) provides all directors, officers, colleagues and contingent workers1 of Zoetis and its subsidiaries (together, the “Covered Persons” and each a “Covered Person”) guidelines for such persons with respect to transactions of Zoetis securities, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Zoetis securities”) and the confidentiality of Material Nonpublic Information (as defined below) and prohibits such persons from engaging in fraudulent and deceptive practices in connection with the purchase, sale, gifts or other transactions of Zoetis securities (whether by such Covered Person or another person).

This Policy also applies to:

•a Covered Person’s spouse or minor children, if any;
•anyone who shares such person’s household (other than domestic employees);
•anyone who is financially dependent on such person;
•anyone whose transactions are subject to such person’s influence or control;
•any trust of which such person or any of the foregoing are the trustee or beneficiary; and
•any corporation, partnership or other entity directly or indirectly owned or controlled by such person or any of the foregoing.

The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” All Covered Persons are responsible for ensuring that their respective Related Persons do not engage in the activities restricted or prohibited under this Policy.

Additionally, executive officers and directors are deemed “insiders” under U.S. federal securities laws and subject to special rules (as outlined below). For purposes of this Policy, executive officers and directors as well as Covered Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties are deemed ”Restricted Persons.” On a periodic basis, Zoetis Corporate Governance shall notify Covered Persons who are considered to be Restricted Persons and subject to special rules. Zoetis Corporate Governance, in consultation with the Zoetis Chief Executive Officer (“CEO”) and the Zoetis Chief Financial Officer (“CFO”), as necessary, shall maintain the list of Restricted Persons, including by removing or adding persons to the list as necessary.

2.Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
1 Contingent workers includes (i) individuals engaged to provide services through a contract other than a direct employment agreement, (ii) individuals hired to cover for a Zoetis colleague on a temporary leave or to support a Zoetis team on a temporary basis via a staffing agency/labor leasing agreement, (iii) external individuals with which Zoetis has a contract for specific and/or specialized services (e.g.: security, technology, maintenance, recruiting, etc.) or an external company with personnel exclusively assigned to Zoetis and (iv) individuals employed by firms which provide professional expert advice on a project and time basis (e.g., consulting firms, accounting firms or external law firms).

a.“Board” means the Board of Directors of the Company.

b.“derivative securities” means financial instruments whose value is linked to the value of a given stock; for example, options, restricted stock units, performance award stock units, futures and swaps.

c.“directors” means members of the Board.

d.“Exchange Act” means the Securities Exchange Act of 1934, as amended.

e.“executive officer” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the Company. For purposes of this definition policy making function is not intended to include policy making functions that are not significant. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to applicable SEC rules or regulations, such as the Zoetis CEO, Zoetis CFO, and the rest of the Zoetis Executive Team (ZET).

f.“hedge” means the use of any financial instrument designed to offset decreases in the market value of Zoetis common stock. Hedging reduces or removes the full risks and rewards of stock ownership.

g.“Material Nonpublic Information” means any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities, or that could reasonably be expected to affect the price of the security, that has not been publicly disseminated through a widespread public press release issued through a major newswire, national news or financial news service, an SEC filing or some other form of mass media or for which a reasonable amount of time has not yet passed to permit the stock market to absorb the news. For example: financial results and forecasts; changes in capital allocation policies; significant mergers, acquisitions and dispositions or divestitures; changes in business strategy; changes in senior management; product developments; regulatory filings and decisions; significant cybersecurity or information security incidents; and major litigation developments. The question of whether a piece of information is material is sometimes difficult to determine and often will be judged in hindsight. If a person has any doubt about whether a piece of information is material, they should err on the side of considering it to be material. They also are encouraged to contact Zoetis Corporate Governance if they have any questions about whether a piece of information might be material.

h.“pledge” means to use Zoetis securities as collateral to secure a loan, or for any other purpose, including, without limitation, placing Zoetis securities in a margin account as collateral for a margin loan.

i.“Restricted Person” means executive officers and directors of Zoetis and Covered Persons who are designated as Restricted Persons by Zoetis Corporate Governance.

j.“SEC” means the U.S. Securities and Exchange Commission.

k.“short sale” means a transaction in which a person bets a stock will fall in price by borrowing shares from a broker to sell at the current price, with the accompanying obligation to buy replacement shares in the future to return to the lending broker.

l.“Zoetis Corporate Governance” refers to the Corporate Governance team within Zoetis’ legal department.

3.Covered and Exempted Transactions. This Policy applies to all transactions in the Company’s securities, including (A) common stock, restricted stock units, performance award stock units, options for common stock and any other securities the Company may issue from time to time (such as preferred stock, warrants and convertible debentures), (B) derivative securities relating to the Company’s stock, whether or not issued by the Company (such as publicly-traded options) and (C) gifts, transfers, 401(k) transactions and voluntary cash investments under a dividend reinvestment plan. The following transactions, however, generally are not covered by the Policy (and thus the Policy does not apply to them), although the Company reserves the right to prohibit any such transaction as it, in its sole discretion, deems necessary:

a.Stock Options. This Policy does not apply to the exercise of stock options issued under the Company’s stock incentive plans if the exercise price is paid in cash. However, for clarity, the Policy does apply to any market sale of stock received upon the exercise of stock options, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or pay taxes. For example, this Policy shall not prohibit the exercise of a stock option, even if the colleague is in possession of material non-public information, so long as the colleague (i) pays the required taxes in cash and (ii) holds the underlying common stock, provided that any subsequent sale or other transaction involving the common stock must comply with this Policy.

b.Restricted Stock Units. This Policy does not apply to the vesting and settlement of restricted stock units or performance award stock units, or the exercise of a tax withholding right if the Covered Person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or performance award stock unit. However, the Policy does apply to any market sale of common stock after a restricted stock unit or performance award unit vests.

c.Savings Plan. This Policy does not apply to the purchases of Zoetis securities in a qualified 401(k) plan, including the Zoetis U.S. Savings Plan, or the Zoetis Supplemental Savings Plan (each a “Savings Plan”) resulting from periodic contributions of money to one of the Savings Plans pursuant to a payroll deduction election. However, the Policy does apply to certain elections under a Savings Plan, including:
i.To increase or decrease the percentage of periodic contributions that will be allocated to a Zoetis stock fund;
ii.To make an intra-plan transfer of an existing account balance in or out of Zoetis stock fund;
iii.To borrow money against an account in a Savings Plan if the loan will result in liquidation of some or all of the balance of Zoetis stock fund; and

iv.To pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Zoetis stock fund.

4.General Prohibition on Insider Trading. All Covered Persons may not:

a.Transact in Zoetis securities while aware of Material Nonpublic Information relating to Zoetis; or

b.Transact in the securities of any other company while aware of Material Nonpublic Information relating to that company that was obtained in the course of employment with, or other services performed on behalf of, Zoetis or any subsidiary of Zoetis.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions as securities laws do not recognize mitigating circumstances.

5.No Tipping of Material Non-Public Information. Covered Persons may not directly or indirectly provide Material Nonpublic Information relating to Zoetis or any other company (i) to persons within Zoetis whose jobs do not require them to have that information, or (ii) outside of Zoetis, to anyone (i.e., “tipping”), or to recommend buying or selling securities while aware of Material Nonpublic Information about Zoetis or any other company to others or assist anyone with the foregoing activities. Note that even if a Covered Person does not trade himself or herself, it may be unlawful and is in violation of the Policy to disclose Material Nonpublic Information to others.

6.Restrictions on Derivative Securities, Hedging, Short Sales and Pledging. All Covered Persons are prohibited from trading in derivative securities that are directly linked to Zoetis securities or that are designed to hedge or offset any decrease in the market value of Zoetis securities (including options, futures contracts, and equity swaps), engaging in short sales with respect to Zoetis securities and pledging Zoetis securities (or an account containing Zoetis securities) as collateral for a loan or any other purpose. However, holding and exercising stock options, restricted stock units, performance award stock units, or other derivative securities issued under the Company’s stock incentive plans is not prohibited by this Policy.

7.Short Swing Profits. Directors and executive officers subject to Section 16 of the Exchange Act and their Related Persons are required to give back to the Company any profit realized from the non-exempt purchase and sale of Zoetis securities, where both the purchase and the sale are made during a period of less than six months whether or not they had knowledge of any material non-public information. Examples of exempt (i.e., not subject to profit-recapture) transactions include long-term incentive issuances, option exercises, restricted stock unit and performance stock unit vesting and contributions to 401(k) plans, and examples of non-exempt (i.e., subject to profit-recapture) transactions include open market (including in 401(k) plans) sales and open market purchases, including sales or purchases made pursuant to a Rule 10b5-1 plan.

8.Specific Procedures to Prevent Insider Trading.

a.Quarterly Blackout Periods. Restricted Persons and their Related Persons are subject to trading black-out periods in advance of Company earnings announcements during which those persons are not permitted to trade in Zoetis securities. The trading black-out period commences fourteen (14) days prior to the end of a fiscal quarter and expires after the first full trading day following the earnings announcement. All affected persons will receive an email informing when a trading black-out period has commenced. Note that Covered Persons are always prohibited from improperly trading while aware of Material Nonpublic Information about Zoetis even when outside of a black-out period.

b.Special Blackout Periods. In addition to earnings blackout periods, Zoetis Corporate Governance may impose from time to time special blackout periods, during which certain individuals will be prohibited from engaging in transactions in Zoetis securities. In the event of a special blackout period, Zoetis Corporate Governance will notify such individuals, who will be prohibited from engaging in any transaction involving Zoetis securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
c.Modifications of a Blackout Period. Zoetis Corporate Governance may shorten, suspend, terminate or extend any blackout period at such time and for such duration as they deem appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.

d.Pre-Clearance. Executive officers and directors must pre-clear all transactions, including gifts or transfers of securities that are exempted from this Policy in Section 3, and including transactions occurring outside a blackout period, with Zoetis Corporate Governance and the Zoetis CEO before engaging in any transaction in Zoetis securities. Pre-clearance seeks to ensure that a transaction planned by an executive officer or director complies with U.S. federal securities laws, that such executive officer or director is not subject to a trading black-out at the time, and that the transaction will be reported to the SEC in a timely fashion. These policies and restrictions also apply to such executive officer's or director’s Related Persons. Requests for pre-clearance should be submitted at least two days in advance of the proposed transaction and provide all information requested by Zoetis Corporate Governance. Zoetis Corporate Governance is under no obligation to approve any trade.

e.Section 16 Reports. In order to track transactions by directors and executive officers subject to Section 16 of the Exchange Act, the SEC requires reporting (on a Form 4 or Form 5) by directors and officers designated under Section 16 of the Exchange Act (a “Section 16 Person”) of their direct and indirect ownership of Zoetis securities and of most transactions, including bona fide gifts, in Zoetis securities within two business days (or within 45 days of the end of the fiscal year, if on Form 5). If a Section 16 Person fails to report on time, such Section 16 Person’s name must appear in the Company’s proxy statement as a delinquent filer. To ensure compliance with all reporting requirements, a Section 16 Person must, on the date of any trade, provide Zoetis Corporate Governance with all information relating to the trade that is necessary to properly prepare a Form 4. Section 16 Persons should be aware that trading in Zoetis securities under an approved Rule 10b5-1 plan (defined below) does not exempt such transactions from the provisions of Section 16, including the reporting requirements.

f.Rule 10b5-1 Plans. Transactions by executive officers or directors (or other employees, with approval of the Chief Executive Officer or Chief Financial Officer) pursuant to a trading plan that has been established to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act (a “Rule 10b5-1 plan”) are not subject to the Policy. A Rule 10b5-1 plan may only be established by a Covered Person when such Covered Person is not in possession of Material Nonpublic Information relating to Zoetis and when a trading black-out period that is applicable to such Covered Person is not in effect. Such 10b5-1 Plan must also otherwise comply with the requirements of Rule 10b5-1 under the Exchange Act (including expiration of the applicable cooling off periods), internal Company policies and procedures, including the Company’s 10b5-1 Plan template, and must be reviewed and approved by Zoetis Corporate Governance before being established, modified or terminated.

9.Protecting the Confidentiality of Material Nonpublic Information. All Covered Persons are required to maintain the confidentiality of Material Nonpublic Information relating to Zoetis or to another company obtained through a relationship with Zoetis.

a.External Communications. Covered Persons are not permitted to disclose any Material Nonpublic Information to anyone outside of Zoetis without the prior approval of the CEO or the CFO, in consultation with Zoetis Corporate Governance, or of such other person designated by the CEO. Material Nonpublic Information may be disclosed to government regulators if required by law with the approval of Zoetis Corporate Governance; and to persons with whom Zoetis has a relationship to the extent necessary for legitimate business reasons if such persons are under a legal obligation to maintain the confidentiality of the Material Nonpublic Information.

b.Internal Communications. Material Nonpublic Information should be shared internally only with colleagues for whom such information is necessary for them to effectively carry out the duties of their job function. Material Nonpublic Information should not be included in any broadly disseminated written or oral internal communications. Internal communications that include Material Nonpublic Information should be clearly identified as “Confidential and Not Intended for Distribution.”

c.Communications with the Investment Community. Other than the CEO, CFO or the head of Investor Relations, and other colleagues specifically authorized by any of them, all colleagues and contingent workers are prohibited from speaking about Zoetis with any member of the investment community (including broker-dealers, buy and sell-side analysts, investment advisors, institutional investment managers, mutual and hedge funds, and stockholders). Material Nonpublic Information must be appropriately disseminated before or at the same time as any disclosure to members of the investment community.

d.Notification of Disclosure. Any Covered Person who believes that Material Nonpublic Information may have been disclosed must immediately notify Zoetis Corporate Governance.

10.Individual Responsibility. All Covered Persons have the individual responsibility to comply with this Policy. A Covered Person may, from time to time, have to forgo a proposed transaction in Zoetis securities even if they planned to make the transaction before learning of the material non-public information. While the Zoetis Corporate Governance can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Covered Person.

11.Post-Termination Transactions. This Policy applies even after termination of employment or service with the Company. If a Covered Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Zoetis securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

12.Consequences of Violations. Transacting in securities on the basis of Material Nonpublic Information about Zoetis, or the disclosure of Material Nonpublic Information to others who then engage in transactions in Zoetis securities, is prohibited by U.S. federal and state law. Insider trading violations are pursued vigorously by the SEC, federal and state law enforcement, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment.
In addition, a Covered Person’s failure to comply with this Policy may result in disciplinary action up to and including termination of employment.
13.Transactions by Zoetis. From time to time, the Company may enter into transactions in Zoetis securities. When engaging in such transactions, the Company will comply with all applicable securities laws.

14.Ownership and Amendments. Ownership of this Policy belongs to Zoetis Corporate Governance. The Company is committed to continuously reviewing and updating its policies and procedures. The Company, therefore, reserves the right to amend, alter or terminate this Policy at any time and for any reason.

15.Further Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Zoetis Corporate Governance.

16.Acknowledgement. All Covered Persons must confirm their understanding of, and intent to comply with, this Policy.

Last Updated: December 2024